Exhibit 99.2
Updated Risk Factors

Risks Related to Our Business

We have limited experience as a commercial company and the sales, marketing, and distribution of VYJUVEK or any future approved products may be unsuccessful or less successful than anticipated.

We recently received FDA approval of VYJUVEK, and we have initiated a commercial launch of VYJUVEK in the United States. As a company, we have no prior experience commercializing a drug. The success of our commercialization efforts is difficult to predict and subject to the effective execution of our business plan, including, among other things, the continued development of our internal sales, marketing, and distribution capabilities and our ability to navigate the significant expenses and risks involved with the development and management of such capabilities. For example, our commercial launch may not develop as planned or anticipated, which may require us to, among others, adjust or amend our business plan and incur significant expenses. Further, given our lack of experience commercializing products, we do not have a track record of successfully executing a commercial launch. If we are unsuccessful in accomplishing our objectives and executing on our business plan, or if our commercialization efforts do not develop as planned, we may not be able to successfully commercialize VYJUVEK and any future approved products, we may require significant additional capital and financial resources, we may not become profitable, and we may not be able to compete against more established companies in our industry.

If we are unable to expand our marketing and distribution capabilities or collaborate with third parties to market and sell VYJUVEK or future product candidates for which we obtain marketing approval, we may be unable to generate sufficient product revenue.

To successfully commercialize any products that may result from our development activities, we need to continue to expand our marketing and distribution capabilities, either on our own or in collaboration with others. The development of our marketing and distribution effort is, and will continue to be, expensive and time-consuming and could delay any further product launch. We cannot be certain that we will be able to develop this capability successfully. We may enter into collaborations regarding VYJUVEK, or any future approved product candidates, with other entities to utilize their established marketing and distribution capabilities. However, we may be unable to enter into such agreements on favorable terms, if at all. If any future collaborators do not commit sufficient resources to commercialize VYJUVEK or any future product candidates, or we are unable to develop the necessary capabilities on our own, we will be unable to generate sufficient product revenue to sustain our business. We compete with many companies that currently have extensive, experienced and well-funded sales, distribution and marketing operations to recruit, hire, train and retain marketing and sales personnel. We also face competition in our search for third parties to assist us with the sales and marketing efforts of VYJUVEK and any future product candidates, if approved.

The market for VYJUVEK, and any future product candidates for which we obtain marketing approval, may be smaller than we expect.

We focus our research and product development on genetic medicines for patients with rare diseases. We base our market opportunity estimates on a variety of factors, including our estimates of the number of people who have these diseases, the potential scope of our approved product labels, the subset of people with these diseases who have the potential to benefit from treatment with VYJUVEK or any future product candidates, various pricing scenarios, and our understanding of reimbursement policies for rare diseases in particular countries. These estimates are based on many assumptions and may prove incorrect, and new studies may reduce the estimated incidence or prevalence of these diseases. Estimating market opportunities can be particularly challenging for rare indications, such as the ones we currently address, as epidemiological data is often more limited than for more prevalent indications and can require additional assumptions to assess potential patient populations. For example, as we begin to commercialize VYJUVEK in the United States and learn more about market dynamics and engage with regulators on additional potential marketing approvals, our view of our product’s initial potential market opportunity will become more refined. Further, utilization of VYJUVEK per patient is expected to decrease over time as the overall wound burden is lowered. If we are unable to successfully commercialize VYJUVEK or any future product candidates with attractive market opportunities, our future product revenues may be smaller than anticipated, and our business may suffer. The addressable patient population in the United States and internationally may turn out to be lower than expected, or patients may not be otherwise amenable to treatment with our products, all of which would adversely affect our business, financial condition, results of operations and prospects.